Exhibit 99.1

Kura Oncology Reports THIRD Quarter 2026 Financial Results AND CORPORATE UPDATE

– KOMZIFTI®(ziftomenib) net product revenue grew 53% sequentially to $13.9 million; new patient starts increased 30% and total prescriptions grew 65% –

– KOMZIFTI maintained majority share of new patient starts of the menin inhibitor class in the R/R NPM1-mutated AML market –

– Eight abstracts accepted for ASH 2026, including two oral presentations on FLT3 inhibitor combinations, highlighting expanding development of ziftomenib in AML –

– FDA alignment for approximately 40-patient monotherapy registrational study of darlifarnib in HRAS-mutated salivary gland cancer; study initiation targeted for 1H 2027 –

– Darlifarnib combination studies in renal cell and pancreatic cancers expected to reach key development milestones in 2027 –

– Strong financial position, supported by $492.1 million in cash, cash equivalents and short-term investments, anticipated Kyowa Kirin collaboration payments and up to $300 million additional financing capacity from Oberland Capital –

– Management to host webcast and conference call today at 4:30 p.m. ET / 1:30 p.m. PT –

SAN DIEGO, November 10, 2026 – Kura Oncology, Inc. (Nasdaq: KURA), a biopharmaceutical company focused on precision medicines for cancer, today reported third quarter 2026 financial results and provided a corporate update.

“KOMZIFTI delivered strong commercial performance this quarter, with 53% sequential revenue growth, a 30% increase in new patients starts, and continued majority share of new patient starts,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “We believe these results demonstrate the growing commercial potential of KOMZIFTI and provide a strong foundation as we advance ziftomenib into the substantially larger frontline AML opportunity. We have also reached FDA alignment on our planned registrational study of darlifarnib in HRAS-mutant salivary gland cancer, providing a potential path to our second product approval as we continue to pursue broader opportunities with combinations in solid tumors. With a strengthened financial position, we believe we are well positioned to execute on these priorities and build two differentiated precision oncology franchises.”

KOMZIFTI 3Q 2026 Commercial Performance

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$13.9 million in net product revenue, a 53% increase from 2Q 2026
•
Approximately 150 new patient starts (NPS), a 30% increase from 2Q 2026
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More than 420 total prescriptions (TRx), including repeat prescriptions, a 65% increase from 2Q 2026
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KOMZIFTI maintained a majority share of NPS in the relapsed or refractory (R/R) NPM1-m AML menin inhibitor class

Advancing Two Precision Oncology Franchises

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Advancing the Phase 3 KOMET-017 frontline registrational program with ziftomenib-based combinations in newly diagnosed AML; site activation and patient enrollment continue across studies for patients eligible for intensive and non-intensive chemotherapy.
•
Alignment reached with the U.S. Food and Drug Administration (FDA) on the design of a planned darlifarnib single-arm monotherapy registrational study in patients with HRAS-mutant salivary gland cancer (SGC) to support potential approval.
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An August publication in Blood described the discovery and preclinical characterization of ziftomenib, including its potency, selectivity, menin binding properties, and activity against certain resistance-associated mutations. These findings provide a preclinical rationale for continued evaluation of ziftomenib across genetically defined acute leukemias.

Strategic Financing

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Entered into a strategic financing agreement with affiliates of Oberland Capital providing up to $300 million in potential funding, including up to $275 million in debt financing and $25 million in equity investments, subject to applicable conditions. The financing is expected to support continued investment in KOMZIFTI, ziftomenib development, and darlifarnib monotherapy registrational and combination studies.
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Received $55 million at closing, comprised of $50 million in debt funding, before fees, and a $5 million equity investment. Additional funding is available through company-option and milestone-based tranches, and an additional tranche of funding is available upon mutual agreement.
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The debt financing agreement has a seven-year term. Each term loan advanced under the agreement will bear interest at a rate between 6.95% and 8.95%, with 50% of interest capitalized during the first three years following the applicable advance date. The financing also provides for a single-digit royalty tied to U.S. KOMZIFTI net sales, capped at 20% of the aggregate principal amount of term loans advanced under the agreement.

Other Corporate Highlights

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Jennifer Fulk joined Kura in September 2026 as Chief Financial Officer. Ms. Fulk brings more than 20 years of financial and operating leadership experience spanning biopharmaceuticals, public companies, and high-growth businesses. After more than 15 years at Eli Lilly and Company, she served in a series of senior finance and operating leadership roles at Talkspace, 120Water, and, most recently, Soleno Therapeutics.
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Launched Caspian Therapeutics, Inc., a separately financed company established to advance menin inhibitors for diabetes and cardiometabolic diseases. Caspian completed a $50 million financing led by BVF Partners with participation from T1D Fund, Invus, Montanova, Eli Lilly and Company, Kura Oncology, and other investors.

Upcoming Milestones and Priorities

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KOMZIFTI Commercial Priorities
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Expand the number of prescribing accounts.
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Increase repeat prescribing within existing accounts.
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Drive consistent quarter-over-quarter growth.
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Strengthen leadership in the R/R NPM1-mutated AML menin inhibitor market.

•
Ziftomenib Development Milestones
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Initial topline results from the frontline KOMET-017 registrational program are anticipated in 2028, representing a key milestone in evaluating the potential to expand ziftomenib into newly diagnosed AML.
o
Eight ziftomenib abstracts will be presented at the 2026 American Society of Hematology (ASH) Annual Meeting, including:

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FLT3 inhibitor combinations: Two oral presentations will report encouraging preliminary results for ziftomenib plus quizartinib and 7+3 intensive chemotherapy in newly diagnosed NPM1-m/FLT3-ITD+ AML (KOMET-007) and ziftomenib plus gilteritinib in R/R NPM1/FLT3 co-mutated AML (KOMET-008).

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Longer-term frontline outcomes: A KOMET-007 poster will report updated durability, survival, and MRD outcomes with ziftomenib plus venetoclax and azacitidine, supporting continued evaluation of the ziftomenib-based low-intensity combination in the global randomized phase 3 study in newly diagnosed NPM1-m AML.

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Additional molecular subtypes: A KOMET-001 poster will provide data supporting prospective evaluation of ziftomenib-based therapy in molecularly defined AML populations most likely to benefit from menin inhibitor therapy beyond the current US FDA-approved indication. A separate oral presentation will demonstrate findings supporting further investigation of ziftomenib in additional molecularly defined AML populations.

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Pediatric development: An oral presentation from Blood Cancer United and Princess Maxima Center's Phase 1 PedAL trial with ziftomenib plus fludarabine and cytarabine in pediatric patients with R/R acute leukemias will describe early efficacy signals in a heavily pre-treated population, including patients with previous revumenib exposure.

•
Darlifarnib Registration and Combination Milestones
o
Initiate the planned single-arm monotherapy registrational study of darlifarnib in approximately 40 HRAS-mutant SGC patients in 1H 2027.
o
Complete enrollment in the randomized Phase 1b portion of FIT-001 in evaluating darlifarnib plus cabozantinib in cabozantinib-naïve clear cell renal carcinoma in 1H 2027 and report initial clinical data in 2H 2027.
o
Initiate a Phase 1 study of darlifarnib plus daraxonrasib in second-line or later KRAS-mutated pancreatic ductal adenocarcinoma in 1H 2027, with a goal to provide preliminary data in 2H 2027.

Third Quarter 2026 Financial Results

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Net product revenue: $13.9 million, compared to none for 3Q 2025
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Collaboration revenue: $8.9 million, compared to $20.8 million for 3Q 2025
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R&D expenses: $66.9 million, compared to $67.9 million for 3Q 2025
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SG&A expenses: $30.2 million, compared to $32.8 million for 3Q 2025
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Net loss: $70.2 million, compared to $74.1 million for 3Q 2025. Net loss includes $8.2 million in non-cash, share-based compensation expense compared to $11.0 million for the same period in 2025.

As of September 30, 2026, Kura had $492.1 million in cash, cash equivalents and short-term investments, compared with $667.2 million as of December 31, 2025.

Kura’s financial position, supported by anticipated collaboration milestone payments from Kyowa Kirin totaling $180 million and additional conditional financing capacity under its agreement with Oberland Capital, is expected to enable continued investment in the KOMZIFTI commercial launch, the Phase 3 KOMET-017 frontline AML program and the advancement of darlifarnib toward first potential registration and broader development in solid tumors. Based on its current operating plan, Kura expects its financial resources to support operations beyond anticipated initial topline results from the pivotal Phase 3 KOMET-017 study in 2028.

Kura has updated its 2026 collaboration revenue guidance to $40 million to $45 million for 2026 and is maintaining guidance of $90 million to $110 million in each of 2027 and 2028. This guidance reflects non-cash accounting recognition as Kura fulfills performance obligations under its agreement with Kyowa Kirin and does not reflect the timing of cash receipts.

Conference Call and Webcast

Kura’s management will host a webcast and conference call at 4:30 p.m. ET / 1:30 p.m. PT today, November 10, 2026, to discuss financial results and to provide a corporate update. A live webcast and archived replay of the event will be available on the Investors section of the Company’s website at www.kuraoncology.com.

About Kura Oncology

Kura Oncology is a biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. Kura’s pipeline of small molecule drug candidates is designed to target cancer signaling pathways and address high-need hematologic malignancies and solid tumors. Kura developed and is commercializing KOMZIFTI® (ziftomenib), the FDA-approved once-daily, oral menin inhibitor for the treatment of adults with relapsed or refractory NPM1-mutated acute myeloid leukemia, and continues to pioneer advancements in menin inhibition and farnesyl transferase inhibition. For additional information, please visit the Kura website and follow us on X and LinkedIn.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the commercial potential of KOMZIFTI and Kura’s commercial priorities, including expanding prescribing accounts, increasing repeat prescribing and sustaining growth; Kura’s research, preclinical and clinical development activities; plans and projected timelines for ziftomenib and darlifarnib; the potential to expand ziftomenib into newly diagnosed AML and additional molecularly defined AML populations; the market opportunity for ziftomenib; darlifarnib’s potential for registration in HRAS-mutant salivary gland cancer and broader development in solid tumors, including in combination with other therapies; the expected timing and presentation of results and data from clinical trials; Kura’s collaboration revenue guidance; anticipated collaboration milestone payments from Kyowa Kirin; the availability of additional funding under the Oberland Capital financing agreement and its expected benefits; and Kura’s anticipated cash runway. Factors that may cause actual results to differ materially include risks associated with market competition, market acceptance and commercialization of KOMZIFTI and Kura’s product candidates; risks associated with the conduct of preclinical studies and clinical trials; the risk that Kura may not obtain access to third-party compounds Kura seeks to evaluate in combination with its product candidates; the risk of the FDA not permitting Kura’s planned trials to proceed; the risk that Kura’s product candidates may not receive regulatory approval; the potential for KOMZIFTI or Kura’s product candidates to have unexpected adverse side effects; risks that Kura’s actual future financial and operating results may differ from its expectations or goals; the risk that Kura may not be able to obtain additional financing, including if the conditions to additional funding under the Oberland Capital financing agreement are not satisfied; the risk that the collaboration with Kyowa Kirin is unsuccessful; and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue
Product revenue, net	$13,922	$—	$28,810	$—
Collaboration revenue	8,917	20,750	33,168	50,146
Total revenue	22,839	20,750	61,978	50,146
Operating expenses
Cost of product sales	371	—	876	—
Research and development	66,878	67,908	194,032	186,666
Selling, general and administrative	30,248	32,839	93,553	80,843
Total operating expenses	97,497	100,747	288,461	267,509
Other income, net	4,443	5,881	14,621	19,922
Income tax expense	—	—	13	226
Net loss	$(70,215)	$(74,116)	$(211,875)	$(197,667)
Net loss per share, basic and diluted	$(0.78)	$(0.85)	$(2.38)	$(2.26)
Weighted average number of shares used in computing net loss per share, basic and diluted	89,817	87,645	89,098	87,550

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	September 30,	December 31,
	2026	2025
Cash, cash equivalents and short-term investments	$492,096	$667,240
Working capital	385,966	591,689
Total assets	566,497	738,363
Long-term liabilities	399,807	447,254
Accumulated deficit	(1,385,963)	(1,174,088)
Stockholders’ equity	17,960	174,135

About KOMZIFTI® (ziftomenib)

KOMZIFTI (ziftomenib) is an oral menin inhibitor approved for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible NPM1 mutation who have no satisfactory alternative treatment options.

Ziftomenib is in development for the treatment of frontline and R/R AML harboring NPM1 mutations, KMT2A translocations and FLT3 mutations, with the potential to be combined with approved therapies and benefit a broad spectrum of patients.

IMPORTANT SAFETY INFORMATION FOR KOMZIFTI FROM THE U.S. PRESCRIBING INFORMATION

Boxed WARNING: DIFFERENTIATION SYNDROME

Differentiation syndrome, which can be fatal, has occurred with KOMZIFTI. Signs and symptoms may include fever, joint pain, hypotension, hypoxia, dyspnea, rapid weight gain or peripheral edema, pleural or pericardial effusions, pulmonary infiltrates, acute kidney injury, and rashes. If differentiation syndrome is suspected, interrupt KOMZIFTI, and initiate oral or intravenous corticosteroids with hemodynamic and laboratory monitoring until symptom resolution; resume KOMZIFTI upon symptom improvement.

WARNINGS AND PRECAUTIONS

Differentiation Syndrome

KOMZIFTI can cause fatal or life-threatening differentiation syndrome (DS). DS is associated with rapid proliferation and differentiation of myeloid cells. Symptoms of DS, including those seen in patients treated with KOMZIFTI, may include fever, hypoxia, joint pain, hypotension, dyspnea, rapid weight gain or peripheral edema, pleural or pericardial effusions, acute kidney injury, and rashes.

In the clinical trial, DS occurred in 29 (26%) of 112 patients with R/R AML with an NPM1 mutation who were treated with KOMZIFTI at the recommended dosage. DS was Grade 3 in 13% and fatal in two patients. In broader evaluation of all patients with any genetic form of AML treated with KOMZIFTI monotherapy in clinical trials, DS occurred in 25% of patients. Four fatal cases of DS occurred out of 39 patients with KMT2A-rearranged AML treated with KOMZIFTI. KOMZIFTI is not approved for use in patients with KMT2A-rearranged AML.

In the 112 patients with an NPM1 mutation, DS was observed with and without concomitant hyperleukocytosis, in as early as 3 days and up to 46 days after KOMZIFTI initiation. The median time to onset was 15 days. Two patients experienced more than one DS event. Treatment was interrupted and resumed in 15 (13%) patients, while it was permanently discontinued in 2 (2%) patients.

Prior to starting treatment with KOMZIFTI, reduce the WBC counts to less than 25 x 10⁹/L. If DS is suspected, interrupt KOMZIFTI, initiate oral or intravenous corticosteroids (e.g., dexamethasone 10 mg every 12 hours) for a minimum of 3 days with hemodynamic and laboratory monitoring. Resume treatment with KOMZIFTI at the same dose level when signs and symptoms improve and are Grade 2 or lower. Taper corticosteroids over a minimum of 3 days after adequate control or resolution of symptoms. Symptoms of DS may recur with premature discontinuation of corticosteroid treatment.

QTc Interval Prolongation

KOMZIFTI can cause QTc interval prolongation. In the clinical trial, QTc interval prolongation was reported as an adverse reaction in 12% of 112 patients treated with KOMZIFTI at the recommended dosage for R/R AML with an NPM1 mutation. QTc interval prolongation was Grade 3 in 8% of patients. The heart-rate corrected QT interval (using Fridericia’s method) (QTcF) was greater than 500 msec in 9% of patients, and the increase from baseline QTcF was greater than 60 msec in 12% of patients. KOMZIFTI dose reduction was required for 1% of patients due to QTc interval prolongation. QTc prolongation occurred in 14% of the 42 patients less than 65 years of age and in 10% of the 70 patients 65 years of age or older.

Correct electrolyte abnormalities, including hypokalemia and hypomagnesemia, prior to treatment with KOMZIFTI. Perform an ECG prior to initiation of treatment with KOMZIFTI, and do not initiate KOMZIFTI in patients with QTcF > 480 msec. Perform an ECG at least once weekly for the first four weeks on treatment, and at least monthly thereafter. Interrupt KOMZIFTI if the QTc interval is > 500 ms or the change from baseline is > 60 ms (Grade 3). In patients with congenital long QTc syndrome, congestive heart failure, electrolyte abnormalities, or those who are taking medications known to prolong the QTc interval, more frequent ECG monitoring may be necessary. Concomitant use of KOMZIFTI with drugs known to prolong the QTc interval may increase the risk of QTc interval prolongation, result in a greater increase in the QTc interval and adverse reactions associated with QTc interval prolongation, including Torsades de Pointes, other serious arrhythmias, and sudden death.

Embryo-Fetal Toxicity

Based on findings in animals and its mechanism of action, KOMZIFTI can cause embryo-fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to the fetus. Advise females of reproductive potential to use effective contraception during treatment with KOMZIFTI and for 6 months after the last dose.

Advise males with female partners of reproductive potential to use effective contraception during treatment with KOMZIFTI and for 3 months after the last dose.

ADVERSE REACTIONS

Fatal adverse reactions occurred in 4 (4%) patients who received KOMZIFTI, including 2 with differentiation syndrome, 1 with infection, and 1 with sudden death. Serious adverse reactions were reported in 79% of patients who received KOMZIFTI. Serious adverse reactions occurring in ≥ 5% of patients included infection without an identified pathogen (29%), febrile neutropenia (18%), bacterial infection (16%), differentiation syndrome (16%), and dyspnea (6%).

Dosage interruption of KOMZIFTI due to an adverse reaction occurred in 54% of patients. Adverse reactions that required dose interruption in ≥ 2% of patients included infection without an identified pathogen (15%), differentiation syndrome (13%), febrile neutropenia (5%), pyrexia (4%), electrocardiogram QT prolonged (4%), leukocytosis (4%), bacterial infection (3%), cardiac failure (2%), cholecystitis (2%), diarrhea (2%), pruritus (2%), and thrombosis (2%). Dose reduction of KOMZIFTI due to an adverse reaction occurred in 4% of patients. Permanent discontinuation of KOMZIFTI due to an adverse reaction occurred in 21% of patients. Adverse reactions that required permanent discontinuation of KOMZIFTI in ≥ 2% of patients were infection without an identified pathogen (8%), bacterial infection (4%), cardiac arrest (2%), and differentiation syndrome (2%).

Most common (≥ 20%) adverse reactions, including laboratory abnormalities, were aspartate aminotransferase increased (53%), infection without an identified pathogen (52%), potassium decreased (52%), albumin decreased (51%), alanine aminotransferase increased (50%), sodium decreased (49%), creatinine increased (45%), alkaline phosphatase increased (41%), hemorrhage (38%), diarrhea (36%), nausea (35%), fatigue (34%), edema (30%), bacterial infection (28%), musculoskeletal pain (28%), bilirubin increased (27%), potassium increased (26%), differentiation syndrome (26%), pruritus (23%), febrile neutropenia (22%), and transaminases increased (21%).

DRUG INTERACTIONS

Drug interactions may occur when KOMZIFTI is concomitantly used with:

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Strong or Moderate CYP3A4 Inhibitors: Monitor patients more frequently for KOMZIFTI-associated adverse reactions.
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Strong or Moderate CYP3A4 Inducers: Avoid concomitant use of KOMZIFTI.

•
Gastric Acid Reducing Agents: Avoid concomitant use of KOMZIFTI with proton pump inhibitors (PPIs), H2 receptor antagonists (H2RAs), or locally acting antacids. If concomitant use with H2RAs or locally acting antacids cannot be avoided, modify KOMZIFTI administration time.
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Take KOMZIFTI 2 hours before or 10 hours after administration of an H2 receptor antagonist.
o
Take KOMZIFTI 2 hours before or 2 hours after administration of a locally acting antacid.
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Drugs that Prolong the QTc Interval: Avoid concomitant use of KOMZIFTI. If concomitant use cannot be avoided, obtain ECGs when initiating, during concomitant use, and as clinically indicated. Interrupt KOMZIFTI if the QTc interval is > 500 ms or the change from baseline is > 60 ms.

USE IN SPECIFIC POPULATIONS

Pregnancy: Based on findings in animals and its mechanism of action, KOMZIFTI can cause embryo-fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Verify pregnancy status in females of reproductive potential prior to starting KOMZIFTI.

Lactation: Because of the potential for adverse reactions in the breastfed child, advise women not to breastfeed during treatment with KOMZIFTI and for 2 weeks after the last dose.

Infertility: Based on findings in animals, KOMZIFTI may impair fertility in females and males of reproductive potential.

Please see full Prescribing Information, including Boxed WARNING.

Contacts

Investors and media:

Greg Mann

gmann@kuraoncology.com